Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GEMINI SPACE STATION, INC.

Article I
name

The name of the corporation is Gemini Space Station, Inc. (the “Corporation”).

Article II
registered office and agent

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”) Chapter 78.

Article IV
CAPITAL STOCK

Section 4.1               Capitalization.

(A)            Number. The total number of shares of all classes of stock that the Corporation is authorized to issue is (i) 1,100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), consisting of 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) and 100,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

(B)            Reclassification. At the time that these Amended and Restated Articles of Incorporation (as further amended and/or restated from time to time, and including any Certificate(s) of Designation (as defined below) relating to any series of Preferred Stock, these “Articles”) become effective in accordance with the NRS (the “Effective Time”), each share of common stock, $0.001 per share issued and outstanding or held in treasury of the Corporation immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as one share of Class A Common Stock without any action by the holders thereof. Any stock certificate or book entry designation that immediately prior to the Effective Time represented shares of the Corporation’s Old Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof.

(C)            Authorized Shares. The number of authorized shares of each class or series of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or required to be reserved hereunder to effectuate the conversion of Class B Common Stock into Class A Common Stock) with the approval of a majority of the votes cast by the stockholders entitled to vote thereon, voting together as a single class, irrespective of the provisions of NRS 78.2055(3), 78.207(3) or 78.390(2), and no vote of the holders of any class or series of Common Stock or Preferred Stock voting separately as a class or series shall be required therefor (and any such right otherwise provided under NRS 78.2055(3), 78.207(3) or 78.390(2) is hereby specifically denied), unless a vote of any such holder is expressly required pursuant to these Articles.

Section 4.2               Common Stock.

(A)            Voting Rights.

(1)            Except as set forth in Section 4.2(A)(2), the holders of Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on any matter. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on any matter.

(2)            So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(A)            amend, alter, or repeal any provision of these Articles or the Bylaws that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;

(B)            authorize or create (by reclassification or otherwise) or issue any series of Common Stock with rights as to dividends or liquidation payments that are senior to those of the Class B Common Stock;

(C)            authorize, or issue any shares of, any class or series of capital stock of the Corporation other than Class B Common Stock having the right to more than one (1) vote for each share thereof;

(D)            issue any shares of Class B Common Stock other than to the Founders or their Permitted Transferees; or

(E)            increase or decrease the number of authorized shares of Class B Common Stock.

(B)             Identical Rights. Except as otherwise provided in these Articles or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and other distributions, and any liquidation, dissolution or winding up of the Corporation), share ratably and (except with respect to voting rights as set forth in Section 4.2(A)) be identical in all respects as to all matters, including as follows:

(1)            Distributions.

(A)            Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of distributions (as defined in NRS 78.191), and except as otherwise provided by these Articles or the NRS, dividends and other distributions may be declared and paid ratably on the Class A Common Stock and Class B Common Stock out of the funds of the Corporation that are legally available for this purpose at such times and in such amounts as the board of directors of the Corporation (the “Board”) in its discretion shall determine. Any distributions made to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the holders of a majority of the outstanding shares of the Class B Common Stock, each voting separately as a class.

(B)            The Corporation shall not declare or make any distribution to the holders of Common Stock payable in securities of the Corporation unless the same distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a distribution payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same distribution being declared and paid to the holders of Class A Common Stock if, and only if, a distribution payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from (x) declaring and making distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock, or (y) with the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the holders of a majority of the outstanding shares of the Class B Common Stock, each voting separately as a class, providing for different treatment of the shares of Class A Common Stock and Class B Common Stock.

(C)            Notwithstanding anything to the contrary in these Articles or the Bylaws (as defined below), the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

(2)            Subdivisions and Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock shall be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the holders of a majority of the outstanding shares of the Class B Common Stock, each voting separately as a class.

(3)            Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution, liquidation or winding up of the Corporation, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, and the holders of all outstanding shares thereof shall be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of shares of any class or series of capital stock of the Corporation, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the holders of a majority of the outstanding shares of the Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be received by a holder of Common Stock in connection with any liquidation, dissolution or winding up pursuant to any bona fide employment, consulting, severance or similar services arrangement shall not be deemed to be consideration received in respect of shares of Common Stock pursuant to this section.

(4)            Mergers and Consolidations. In the event of any merger or consolidation of the Corporation with or into any other entity, or any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation (each such other transaction, a “similar transaction”), shares of Common Stock shall be treated equally, identically and shall share ratably, on a per share basis, and shall be entitled to receive an equal amount per share of any consideration into which such shares are converted or any consideration paid or otherwise distributed to holders of Common Stock, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the holders of a majority of the outstanding shares of the Class B Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be received by a holder of Common Stock in connection with any liquidation, dissolution or winding up pursuant to any bona fide employment, consulting, severance or similar services arrangement shall not be deemed to be consideration received in respect of shares of Common Stock pursuant to this section; provided, further, that to the extent that all or part of the consideration into which shares of Common Stock are converted or any consideration paid or otherwise distributed to holders of Common Stock in connection with any merger, consolidation or similar transaction is in the form of securities of another corporation or entity, the holders of Class B Common Stock may have their shares of Class B Common Stock converted into, or may otherwise be paid or distributed, such securities with up to ten (10) times the votes per share that the securities into which shares of Class A Common Stock are converted into or are otherwise paid or distributed to holders of Class A Common Stock. In the event that the holders of shares of Class A Common Stock or Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with a such merger, consolidation or similar transaction, the foregoing sentence shall be deemed satisfied if holders of shares of Class A Common Stock and the holders of Class B Common Stock are granted substantially identical rights to elect to receive such forms of consideration. Notwithstanding anything to the contrary in these Articles, in determining whether shares of Class A Common Stock and Class B Common Stock shall be or have been treated equally, identically and ratably, on a per share basis, any consideration to be paid to or received by a holder of Common Stock pursuant to any negotiated agreement between such holder (or any affiliate thereof) with any counterparty (or affiliate thereof) to such merger, consolidation, or similar transaction wherein such holder (or affiliate thereof) is contributing, selling, transferring, or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or affiliate thereof), or such shares are being converted or exchanged, as part of a “rollover” or similar transaction in connection with such merger, consolidation, or similar transaction, shall not be considered.

(5)            Conversion.

(A)            Conversion of Class B Common Stock.

(1)            Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time or from time to time. Each holder of Class B Common Stock who elects to convert any share of Class B Common Stock into a share of Class A Common Stock shall surrender the certificate(s) therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, or notify the Corporation or its transfer agent that any such certificate(s) have been lost, stolen or destroyed, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate(s) representing the shares of Class B Common Stock to be converted to the Corporation or its transfer agent or, in the case of any lost, stolen or destroyed certificate(s), on the date of delivery to the Corporation or its transfer agent of such notice of such conversion (accompanied by such notice that such certificate(s) have been lost, stolen or destroyed), and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

(2)            Automatic Conversion. Each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share of Class B Common Stock, other than a Permitted Transfer. Such conversion shall occur automatically without the need for any further action by the holder of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificate(s) evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificate(s) evidencing such shares of Class B Common Stock have been either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with each such lost, stolen or destroyed certificate. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificate(s) representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock.

(3)            Final Conversion. On the Final Conversion Date, each share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock. Such conversion shall occur automatically, without the need for any further action by the holders of such shares and whether or not the certificate(s) representing such shares (if any) are surrendered to the Corporation or its transfer agent.

(B)            Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify that a conversion to Class A Common Stock has not occurred. A determination by the Corporation, acting reasonably, as to whether or not a Transfer or a Permitted Transfer has occurred or results in a conversion to Class A Common Stock shall be conclusive and binding.

(C)            No Reissuance of Class B Common Stock. No shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued and the Board shall take all necessary action to cancel and retire all shares of Class B Common Stock from the shares that the Corporation shall be authorized to issue, and shall not restore them to the status of authorized but unissued shares in accordance with NRS 78.283(4), but such cancellation and retirement shall have the effect of reducing the number of authorized shares of Class B Common Stock available for issuance and, if all authorized shares of Class B Common Stock have been canceled and retired, all references to Class B Common Stock in these Articles shall be deemed eliminated.

(D)            Immediate Effect. Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with these Articles, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate(s) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(E)            Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purposes of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock, and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Class B Common Stock, as applicable, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

Section 4.3               Preferred Stock. Subject to Section 4.2(A)(2), the Board is hereby expressly authorized and empowered, by resolution(s) and without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any series of Preferred Stock then outstanding), at any time and from time to time, to establish, out of the authorized but undesignated and unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, fix (and, subject to Section 4.1(C), increase or decrease), the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Nevada Secretary of State a certificate of designation with respect thereto (each, a “Certificate of Designation”). The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.4               Determination by Board. In case of an ambiguity in the application of any provision set forth in this Article IV or in the meaning of any term or definition set forth in this Article IV, the Board, or a committee thereof, shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by the Board or such committee.

Article V
DEFINITIONS

For purposes of these Articles, except for the definitions appearing elsewhere in these Articles, the following definitions shall apply:

(A)            “affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

(B)            “beneficial ownership” or “beneficially own” shall have the meaning as defined under Rule 13d-3 and Rule 13d-6 of the Exchange Act.

(C)            “Disability” or “Disabled” shall mean, with respect to a Founder, the permanent and total disability of such Founder such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death within twelve months or has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection on behalf of the Founder, or in the absence of adult children of the Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust that was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder. In the event of a dispute whether the natural person has suffered a Disability, no Disability of the natural person shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

(D)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(E)            “Final Conversion Date” shall mean 5:00 p.m. New York City time on the date fixed by the Board that is no less than 61 days and no more than 180 days following the earliest to occur of (a) the date of the death or Disability of the last to die or become Disabled of the Founders, provided it is understood and agreed that this clause (a) shall not be met if only one Founder has died or become Disabled, in which case a proxy (the “Founder Voting Proxy”) shall be (and, solely by each Founder’s ownership of any shares of the Corporation’s capital stock, hereby is) automatically granted to the other Founder (the “Proxy Holder”) over all of the shares of Class B Common Stock held by the Qualified Stockholders relating to such dead or Disabled Founder, such that the Proxy Holder shall have exclusive Voting Control over such shares of Class B Common Stock and such Founder Voting Proxy shall continue over any such shares of Class B Common Stock until the conversion of such shares pursuant to Section 4.2(B)(5); or (b) the date that the number of Threshold Shares held by the Founders (together with the number of shares of Class B Common Stock held by all Qualified Stockholders) is less than 20% of the number of Threshold Shares held by the Founders (together with the number of shares of Class B Common Stock held by all Qualified Stockholders) immediately following the closing of the IPO.

(F)            “Founders” shall mean Cameron Winklevoss and Tyler Winklevoss, collectively, and each of them shall be a “Founder.”

(G)            “Fundamental Transaction” shall mean:

(1)            the closing of the sale, transfer or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; provided that any sale, transfer or other disposition of assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Fundamental Transaction”; or

(2)            the merger, consolidation, business combination or other similar transaction of the Corporation with or into any other entity (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation and/or the affiliates of such holders collectively continue to hold at least a majority of the voting power of the capital stock of the surviving entity).

(H)            “Immediate Family Members” shall mean, with respect to a natural person, the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

(I)              “Independent Directors” shall mean the members of the Board designated as independent directors in accordance with the Listing Standards.

(J)              “IPO” shall mean the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(K)            “Listing Standards” shall mean (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market LLC generally applicable to companies with equity securities listed thereon.

(L)             “Permitted Transfer” shall mean a Transfer of Class B Common Stock (x) by a Qualified Stockholder to any of the persons or entities listed in clauses (i) through (viii) below (each, a “Permitted Transferee”) or (y) from any such Permitted Transferee back to such Qualified Stockholder and/or to any other Permitted Transferee established by or for such Qualified Stockholder:

(i)	a validly created and existing trust or other estate planning vehicle (including but not limited to legacy trusts, remainder trusts, freeze partnerships or limited liability companies, grantor retained annuity trusts, and charitable split interest trusts); provided that either Founder (directly, or indirectly through one or more Permitted Transferees) has Voting Control with respect to all shares of Class B Common Stock held of record by such trust or other estate planning vehicle;

(ii)	an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Founder, his Immediate Family Member or his Permitted Transferee is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided, in each case, that either Founder (directly, or indirectly through one or more Permitted Transferees) has Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(iii)	a corporation, partnership or limited liability company in which either Founder, a Founder’s Immediate Family Members, or a trust or other estate planning vehicle described in (a) above (directly, or indirectly through one or more Permitted Transferees) owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that such Founder (directly, or indirectly through one or more Permitted Transferees) has Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company;

(iv)	a charitable organization, foundation or similar entity organized and operated primarily for religious, scientific, literary, education or a charitable purpose so long as either Founder (directly, or indirectly through one or more Permitted Transferees) retains Voting Control with respect to the shares of Class B Common Stock held by such charitable organization;

(v)	the estate of a Founder (including the executor or personal representative of such estate, solely to the extent that the executor or personal representative is acting in the capacity of executor or personal representative of such estate) upon the death of such Founder;

(vi)	any other person or entity with the prior written approval of the Board, so long as either Founder (directly, or indirectly through one or more Permitted Transferees) retains Voting Control with respect to such shares of Class B Common Stock following such Transfer to any person or entity;

(vii)	the other Founder upon the death or Disability of a Founder as set forth in Section 5(E), and

(viii)	the other Founder or his Permitted Transferees.

(M)           “Person” means a natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, or other legal entity.

(N)            “Qualified Stockholder” shall mean (i) each of the Founders, (ii) the record holder of Threshold Shares as of immediately after the Effective Time, or (iii) a Permitted Transferee.

(O)            “Threshold Shares” shall mean with respect to any person as of any time, any Class B Common Stock and any Class B Common Stock underlying any securities (including restricted stock units, options or other convertible instruments) held by such person as of such time, whether such securities are vested or unvested, earned or unearned, or convertible into or exchangeable or exercisable for such shares of Class B Common Stock, as of such time or in the future.

(P)             “Transfer” shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any record or beneficial ownership interest in shares of Class B Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), or the transfer of Voting Control over such shares of Class B Common Stock by proxy or otherwise. Notwithstanding the foregoing, the following will not be considered a “Transfer”:

(1)            a grant of a proxy to (i) any one or more of the officers or directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by these Articles or (ii) any other person with specific direction to vote such shares of Class B Common Stock as directed by the holder of such shares, without discretion, in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by these Articles;

(2)            a grant of a proxy to a person designated by a Founder and approved, in advance, by a majority of the independent directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially or of record, by such Founder, such Founder’s Permitted Transferees, such Founder’s estate or such Founder’s heirs, effective either (A) upon the death of such Founder or (B) during or following any Disability of such Founder, including the exercise of such proxy by such person;

(3)            entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(4)            the pledge of shares of Class B Common Stock or granting of a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder or a Founder continues to hold Voting Control over such shares; provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(5)            the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a Fundamental Transaction or similar transaction approved by the Board;

(6)            the entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee where the stockholder or a Founder retains Voting Control over the shares; provided that a transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a Transfer; or

(7)            the spouse of a stockholder obtaining an interest in such holder’s shares of Class B Common Stock solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a Transfer.

(Q)            A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially owned by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee.

(R)             “Trigger Date” shall mean the first time at which the Founders and Qualified Stockholders, collectively, no longer beneficially own (directly or indirectly), in the aggregate, more than fifty percent (50%) of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of directors.

(S)             “Voting Control” shall mean, with respect to a share of capital stock or other security, any power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise. A person shall be deemed to have Voting Control with respect to shares of Class B Common Stock if such person has the power, either directly or indirectly, to terminate, remove or replace any person or entity or governing body having voting and dispositive power over the applicable shares of Class B Common Stock.

Article VI
bylaws

In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized to adopt, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Nevada or these Articles. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation; provided that, in addition to any other vote required by Nevada law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, alter or repeal the Bylaws.

Article VII
board of directors

Section 7.1               Number of Directors. Except as otherwise provided in these Articles or the NRS, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The total number of directors constituting the Board shall be determined from time to time exclusively by resolution adopted by the Board in accordance with the Bylaws, except as otherwise provided for or fixed pursuant to the provisions of any Certificate of Designation and this Article VII.

Section 7.2               Classified Board. From and after the Trigger Date, the directors of the Corporation (other than any director who may be elected solely by the holders of any series of Preferred Stock under circumstances specified in the Certificate of Designation for such series of Preferred Stock) shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial allocation of directors into classes shall be made by resolution(s) adopted by the Board. The term of office of the initial Class I directors shall expire at the first regularly scheduled annual meeting of the stockholders following the Trigger Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Trigger Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Trigger Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Trigger Date, each of the individuals elected to succeed the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office for a three (3)-year term and until the third annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Section 7.2, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, retirement, disqualification or removal. If the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 7.3               Vacancies and Newly Created Directorships. Subject to the terms of any one or more classes or series of Preferred Stock, (a) any vacancy on the Board that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office; provided that a quorum is present, and (b) any other vacancy occurring on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor. Each director so elected shall be elected to hold office until such director’s term expires and a successor is duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.

Section 7.4               Removal. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock voting separately as a series or separately as a class (with one or more other series), as the case may be) may be removed at any time either with or without cause by the affirmative vote of not less than the minimum percentage of the voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, then permitted under the NRS for such vote, which minimum percentage at the time of the filing these Articles is not less than two-thirds of the voting power (and which at no time shall be less than a simple majority of the voting power); provided that from and after the Trigger Date, in addition to the minimum percentage of voting power permitted under the NRS for the removal of directors, a director may only be removed for cause.

Section 7.5               Voting.

(A)            No Cumulative Voting. No stockholder will be permitted to cumulate votes in any election of directors.

(B)            Plurality Voting. The Bylaws shall set forth the vote required for the election of directors. If not set forth in the Bylaws, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in such election.

Section 7.6               Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class (with one or more other series), to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles, including any Certificate of Designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Section 7.2 unless expressly provided by such terms.

Article VIII
STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to the rights of the holders of any series of Preferred Stock, (i) before the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power of the then-outstanding capital stock of the Corporation entitled to vote on such action (except that if a greater proportion of the voting power would be required for such an action at a meeting, then that proportion of written consents is required), and (ii) from and after the Trigger Date, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by the Bylaws, and the stockholders of the Corporation may not in any circumstance take action by written consent.

Article IX
STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING

Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, a majority of the directors then in office or by the Chief Executive Officer.

Article X
LIMITATION OF LIABILITY

Section 10.1             Elimination or Limitation of Liability. The individual liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. Without limiting the effect of the preceding sentence, if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of these Articles inconsistent with this Article X, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

Section 10.2             Indemnification.

(A)            The Corporation shall indemnify, to the fullest extent permitted by applicable law (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752), any current and former director and officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager or managing member of a limited liability company, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(B)             The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager or managing member of a limited liability company, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

(C)             In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 10.3             Repeal and Conflicts. Neither any amendment nor the repeal of any provision in this Article X, nor the adoption of any provision of these Articles or the Bylaws inconsistent with any provision of this Article X, shall eliminate, reduce or otherwise adversely affect the effect of this Article X in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. In the event of any conflict between any section of this Article X and any other articles of these Articles, this Article X shall control.

Article XI
exclusive forum

Section 11.1             Choice of Forum. To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada sitting in Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of the Corporation or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, stockholder, employee, or agent or fiduciary of the Corporation to the Corporation or the Corporation’s stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against the Corporation arising pursuant to any provision of NRS Chapters 78 or 92A, these Articles or the Bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of these Articles or the Bylaws or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2            Alternative Forum. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal district court of the United States located within the State of Nevada shall be the sole and exclusive forum therefor. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Corporation’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which person shall have the right to enforce this clause.

Article XII
INAPPLICABILITY OF COMBINATIONS STATUTES

The Corporation shall not be subject to, and hereby expressly elects not to be governed by, the provisions of NRS 78.411 to 78.444, inclusive.

Article XIII
limited waiver of jury trials

To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction before the presiding judge as the trier of fact and not before a jury. This Article XIII shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

Article XIV
AMENDMENTS TO ARTICLES

The Corporation reserves the right to amend or repeal any provision contained in, or to adopt any new provision to be included in, these Articles, in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation; provided that, notwithstanding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote, in addition to the approval of the Board, the affirmative vote of two-thirds of the voting power of the shares of then-outstanding capital stock of the Corporation entitled to vote generally thereon, voting together as a single class, shall be required for the amendment or repeal of, or to adopt any provision in any way inconsistent with, any of Articles IV, VI VII, VIII, IX, X, XI and XIV, or any applicable definitions from Article V, of these Articles.

Article XV
SEVERABILITY; DEEMED NOTICE AND CONSENT

Section 15.1               Severability. If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) the provisions of these Articles (including, without limitation, each such portion of any paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed, to the fullest extent permitted by applicable law, so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability in respect of their good faith service to or for the benefit of the Corporation.

Section 15.2               Deemed Notice and Consent. To the fullest extent permitted by applicable law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock or other securities of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) these Articles, (b) the Bylaws and (c) any amendment to these Articles or the Bylaws enacted or adopted in accordance with these Articles, the Bylaws and applicable law.

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